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The Board of Directors
Harmon Industries, Inc.:

We consent to incorporation by reference in the registration statements (No. 333-25493 and No. 333-53809) on Form S-8 of Harmon Industries, Inc. of our report dated February 11, 2000 relating to the consolidated balance sheets of Harmon Industries, Inc. and subsidiaries as of December 31, 1999, and 1998, and the related consolidated statements of earnings, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1999, and all related schedules, which report appears in the December 31, 1999, annual report on Form 10-K of Harmon Industries, Inc.

                                               /s/ KPMG LLP


Kansas City, Missouri
March 16, 2000